PRESS RELEASE
                              For Immediate Release

Atlantic BancGroup, Inc. announces second quarter financial information.

JACKSONVILLE BEACH, FLORIDA, August 1, 2005

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces second quarter 2005 financial results.

Atlantic BancGroup reports that it posted net income of $348,000 for the second quarter of 2005, compared to net income of $310,000 for the same period of 2004, an increase of $38,000 or 12.3%.

Fully diluted earnings per share in the second quarter of 2005 were at $.28, compared to $.24 for the same period of 2004.

Consolidated total assets at June 30, 2005 reached $202.1 million, an increase of 18.4% over the period end June 30, 2004. Consolidated deposits and consolidated net loans grew 19.7% and 28.5%, respectively, over the same period, with consolidated deposits at $158.2 million and consolidated net loans at $141.4 million at June 30, 2005.

Atlantic BancGroup, Inc. is a publicly-traded bank holding company, trading on the NASDAQ Small Cap Market, symbol ATBC.

Further information may be obtained by contacting David L. Young, EVP/CFO at 904-247-4092, #125.